Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS AGREEMENT dated as of the [   ] day of [   ] 2026 (the “Effective Date”).

BETWEEN:

PINEAPPLE FINANCIAL INC, a mortgage broker in the City of Toronto, having its principal place of business at 111 Gordon Baker Road, Suite 200, North York, ON M2H 3R1. (the “Employer” or the “Company”)

AND:

Kendall Marin (the “Executive”)

WHEREAS, The Company desires for the Executive to serve as the President, Chief Operating Officer, and Director of the Company, and the Executive desires to serve in such capacity with the Company on the terms and conditions as hereinafter set forth.

WHEREAS, the Company currently carries on the business of providing mortgage brokerage services and technology solutions to Canadian mortgage agents, brokers, sub-brokers, brokerages and consumers (the “Mortgage Business”);

WHEREAS, on September 2, 2025, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with certain accredited investors (the “Purchasers”). In connection with the transactions described in the Purchase Agreement, the Company entered into Asset Management Agreements with certain asset managers to manage the investment of certain digital assets, cash and other assets contained in the account established by the Company with custodian(s) or cryptocurrency wallet providers .

NOW THEREFORE for good and valuable consideration and in consideration of the mutual covenants herein contained, the parties hereby agree to the following terms and conditions of employment:

1. Definitions

In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms will have the following meanings:

(a) “Affiliate” means any Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with the Employer;

(b) “Agreement”, “hereof’, “herein”, “hereunder” and similar expressions refer to this Agreement taken as a whole and not to any particular section or paragraph and include any agreement or instrument in writing which amends or is supplementary to this Agreement and any restatements of this Agreement;

(c) ‘‘Associate” means Persons that are included within the definition of “associate” as set forth in Section 1(1) of the Securities Act (Ontario), as amended, or any successor legislation of similar force and effect, and shall also include the spouse and children of the Executive;

(d) “Base Salary” at any time means the annual amount of Canadian dollars to be paid to the Executive by the Employer as the annual fixed salary of the Executive, or if the Employer and the Executive have agreed at such time upon another amount as the annual fixed salary, such other amount;

(e) “Cause” includes any act or omission that constitutes:

(i) a breach by the Executive of a material provision of this Agreement including a breach of the Employer’s policies and procedures;

(ii) a breach or violation by the Executive of Sections 7;

(iii) the conviction of the Executive of a criminal offence which impairs the Executive’s ability to carry out his duties effectively or brings the reputation of the Employer into disrepute; or

(iv) just cause at common law.

(f) “Compensation Committee” has the meaning ascribed thereto in Section 4(b);

(g) “Confidential Information” has the meaning ascribed thereto in Section 8;

(h) “Developments” has the meaning ascribed thereto in Section 8(d);

(i) “Good Reason” means the occurrence, without the Executive’s express written consent, of any one of the following with respect to the Executive:

(i) a material reduction in responsibilities, except as a result of the Executive’s death, disability or retirement;

(ii) a material reduction in the annual compensation of the Executive;

(iii) a material change to positions, duties, responsibilities and/or status;

(iv) a material adverse change in upstream or downstream reporting relationships;

(v) a requirement that the Executive relocate; or

(vi) any change(s) to the employment relationship that would constitute constructive dismissal according to the common law of Ontario.

(j) “Person” means and includes any individual, corporation, limited partnership, general partnership, joint stock company, limited liability corporation, joint venture, association, company, trust, bank, trust company, pension fund, business trust or other organization, whether or not a legal entity; and

(k) “Subsidiary” has the meaning provided for in the Canada Business Corporations Act, read as if the word “body corporate” includes a trust, partnership, limited liability company or other form of business organization.

2. Employment.

The Employer hereby agrees to employ the Executive as President, Chief Operating Officer, and Director. The Executive accepts such employment with the Employer on the terms and conditions set out in this Agreement. The employment of the Executive under the terms of this Agreement will continue until terminated as provided in this Agreement.

3. Duties and Responsibilities

The Employer hereby agrees to employ the Executive as President, Chief Operating Officer, and Director. The Executive accepts such employment with the Employer on the terms and conditions set out in this Agreement. The employment of the Executive under the terms of this Agreement will continue until terminated as provided in this Agreement.

The Executive will serve the Employer diligently and faithfully in the performance of his duties as President, Chief Operating Officer, and Director. The Executive’s duties and responsibilities will include but are not limited to:

(a) performance of such duties and functions commonly within the scope and duties of a President, Chief Operating Officer, and Director of a company such as the Employer and such other duties and functions as may be reasonably assigned or delegated to the Executive from time to time.

(b) abiding by such policies and directives that the Employer may, from time to time, make and institute relating to the operation and business of the Employer (and the Executive recognizes, accepts and agrees that the Employer may make and institute such policies from time to time); and

(c) continue to manage the Mortgage Business.

The Executive will report directly to the Company’s Board of Directors (the “Board”). The Executive will carry out his duties and responsibilities in a good and faithful manner, using his best efforts to advance the interests of the Employer and to promote its interests in all things to the best of his ability and judgment. The Executive agrees to devote his efforts, skill, attention, and energies to the performance of his duties of employment under this Agreement, provided that the Executive will not be precluded from sitting on boards of directors or acting as a consultant for companies that are not competitive with the Employer. In addition, in the event the Executive’s service in one or more of such additional capacities is terminated, the Executive’s compensation, as specified in Section 4 hereof, shall not be diminished or reduced in any manner as a result of such termination provided that the Executive otherwise remains employed under the terms of this Agreement.

4. Compensation

(a) Annual Base Salary. The Employer will pay to the Executive the Base Salary, less all required deductions (such as statutory deductions and benefit deductions). The Base Salary will be paid in equal semi-monthly amounts (each being 1/24th of the Base Salary) in arrears at the end of each period. Base Salary will be: $280,000 per annum.

(b) Compensation Committee. The compensation committee (the “Compensation Committee”) established by the Board shall review the Base Salary annually. This review shall not result in a decrease of the Base Salary nor shall it necessarily result in an increase in the Base Salary and any increase shall be in the discretion of the Compensation Committee.

(c) Equity Awards. In addition to the Base Salary, the Executive may be eligible for grants of equity awards (the “Equity Awards”), subject to approval by the Board and/or Compensation Committee, and such vesting and other terms and conditions of the Company equity plan under which the applicable Equity Awards are granted and an award agreement to be provided by the Company and entered into with Executive with respect to each Equity Award..

(d) Earnout Payment. The Executive will have the opportunity to earn additional consideration as Earnout Payment under the Management Incentive Program as provided in section 5.

(e) Paid Time Off. During the term of this Agreement, Executive shall be entitled to paid time off in accordance with the Company policies, as in effect from time to time.

(f) Withholdings. All amounts paid to the Executive will be subject to deductions and withholdings for taxes, workers’ compensation and any and all other deductions and withholdings required by applicable law.

(h) Business Expenses. During the term of this Agreement, the Company shall reimburse Executive for reasonable and necessary out-of-pocket business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s expense reimbursement policy, as in effect from time to time.

5. Management Incentive Program

(a) Earnout Payments. In connection with the INJ Treasury Strategy (as defined below), the Executives will have the opportunity to earn additional consideration (such consideration, if any, the “Earnout Payments”) based on the achievement of certain milestones in accordance with the terms and calculations set forth on this Section 5.

(b) Definitions. For purpose of this Section 5, the following terms have the meanings set forth below:

“Average INJ Assets” means the amount of INJ tokens held pursuant to the Company’s INJ Treasury Strategy, as reported and calculated in accordance with the Asset Management Agreements.

“Executives” means certain executive officers of the Company who will enter into incentive agreements pursuant to Section 4.22 of the Purchase Agreement.

“INJ Treasury Strategy” means the INJ digital asset treasury strategy contemplated by the Purchase Agreement and the Transaction Documents entered into in connection therewith.

“Measurement Period” means a continuous period of not less than 60 calendar days.

“Staking Rewards” means rewards earned in the form of INJ tokens in connection with the staking of INJ tokens on the Injective blockchain.

“Milestone” means, in each case, the occurrence of (i) 3,000,000 (the “3,000,000 INJ Milestone”), (ii) 6,000,000 (the “6,000,000 INJ Milestone”), (iii) 9,000,000 (the “9,000,000 INJ Milestone”) and (iv) 12,000,000 (the “12,000,000 INJ Milestone”) of Average INJ Assets under management by the Asset Managers pursuant to the INJ Treasury Strategy for the applicable Measurement Period, as set forth below:

Average INJ Assets during Measurement Period	Executives’ percentage share of Staking Rewards

3,000,000 INJ	[total of 7.5% among all Executives entering into an incentive agreement][1]

6,000,000 INJ	[total of 10.0%]

9,000,000 INJ	[total of 12.5%]

12,000,000 INJ	[total of 15.0%]

(c). Earnout Structure and Milestones

Subject to the vesting conditions and payment schedule set forth in Section 2 below, the Executives shall be entitled to receive the following Earnout Payments, in each case on the basis of Average INJ Assets for the applicable Measurement Period:

i.	With respect to the 3,000,000 INJ Milestone, [total of 7.5]% [2]of Staking Rewards generated by the INJ Treasury Strategy from the Date of this Agreement until achievement of the 6,000,000 INJ Milestone.

ii.	With respect to the 6,000,000 INJ Milestone, an additional [2.5]% of Staking Rewards generated by the INJ Treasury Strategy (for a total of [10.0%]) until achievement of the 9,000,000 INJ Milestone.

iii.	With respect to the 9,000,000 INJ Milestone, an additional [2.5%] of Staking Rewards generated by the INJ Treasury Strategy (for a total of [12.5%]) until achievement of the 12,000,000 INJ Milestone.

iv.	With respect to the 12,000,000 INJ Milestone, an additional [2.5%] of Staking Rewards generated by the INJ Treasury Strategy (for a total of [15.0%]).

For the avoidance of doubt, at any time, the Executives shall be entitled to receive only the highest percentage for which the Executives have qualified as of the date the Staking Rewards are generated, and shall not be entitled to receive multiple Earnout Payments with respect to the same Staking Rewards.

(d). Vesting of Earnout

The Earnout Payments shall be subject to vesting and paid semi-annually over a period of three (3) years, with a one-year cliff, as follows:

Two-sixths (2/6) of any Earnout Payment to the Executives in respect of this Section 5 shall vest and be paid to the Executives in INJ on the first anniversary of this Agreement.

1 All percentages set forth represent the total pool available to the Executives.

2 See footnote above. Bracketed figures represent the total pool available to all executives that will enter into incentive agreements, to be allocated among the executives.

Thereafter, one-sixth (1/6) of any Earnout Payment to the Executives in respect of this Section 5 shall vest and be paid to the Executives in INJ at the end of each six-month period following the first anniversary of this Agreement and through the third anniversary of this Agreement.

Notwithstanding anything to the contrary herein, to be eligible to qualify to receive any Earnout Payment in respect of any Milestone, an Executive must be employed by the Company at the date such Milestone is achieved (for the avoidance of doubt, any Milestone is only considered achieved upon/ the completion of the applicable Measurement Period).

6. Termination

(a) Term. The Company shall employ the Executive pursuant to this Agreement for a term commencing on the Effective Date and expiring on the third anniversary thereof (the “Employment Period”) unless the parties agree in writing at least 30 days prior to the expiration date to extend the term of the Agreement for an additional one-year period (each, a “Renewal”), or unless the employment relationship is terminated earlier pursuant to this Section 6. The parties may agree to as many Renewals as mutually desired. Following the expiration of the Employment Period, the Company will provide the Executive with the minimum amount of notice or pay in lieu of notice, benefits continuation, severance pay, vacation pay and other minimum entitlements (if and as applicable) that are expressly required to be provided to the Executive upon such termination pursuant to the Ontario Employment Standards Act, 2000, as amended or replaced (the “ESA”). The Executive agrees that upon the payment and provision of all such minimum entitlements as required by the ESA, if any, the Company shall have satisfied all of its obligations to the Executive in relation to the termination of the Executive’s employment, and the Executive shall have no further entitlements in respect of such termination from the Company, whether pursuant to the common law or otherwise.

(b) Resignation by Executive. The Executive may resign as an Executive of the Employer prior to the expiration of the Employment Period by giving to the Employer at least 30 days’ prior written notice (“Executive’s Notice Period”) of the effective date of such resignation to provide the Employer with sufficient time to hire and train his replacement. Upon receipt of such notice, the Employer may either:

(i) waive the requirement that the Executive continue to work and cease the Executive’s access to the Company’s premises and systems, but shall, in any case, continue the Executive’s compensation and benefits for the balance of the Executive’s Notice Period. Such waiver by the Company does not constitute a termination or constructive dismissal of the Executive’s employment by the Company; or

(ii) allow the Executive to work through all or part of the Executive’s Notice Period.

(c) Termination without Cause or Resignation for Good Reason. If the Executive’s employment is terminated by the Employer prior to the expiration of the Employment Period in circumstances where there is no Cause, the Employer will give the Executive written notice of the effective date of such termination. In such event, or in the event Good Reason occurs and, within six (6) months after the occurrence of Good Reason, the Executive gives notice to the Employer that he intends to terminate his employment with the Employer as a result thereof, the Employer shall provide the Executive with the following:

i)	payment of any Base Salary that is earned, due and payable to the Executive up to and including the termination date;

ii)	payment of the greater of:

a.	six months of Base Salary in lieu of notice, payable in monthly installments (to the extent permitted by law); and

b.	the minimum amount of statutory termination pay and severance pay (if and as applicable) required to be paid pursuant to the ESA.

iii)	subject to insurer approval and any required exclusions, continued participation under the Company benefits plans for the six-month period following the termination date (excluding any disability or life insurance benefits, which shall only continue for the minimum period required under the ESA), provided that if the Executive obtains a new source of remuneration during this period, whether through an office, new employment, a contract to provide consulting or other services, a new business or any position analogous to any of the foregoing, the Employer’s obligation to maintain benefits will terminate immediately (however in no case will the Executive receive less benefit continuation than required under the ESA);

iv)	the minimum amount of vacation pay as may then be required to be paid to the Executive pursuant to the ESA; and

v)	to the extent that the compensation and benefits set out above in paragraphs (i) to (iv) above do not fully satisfy the Executive’s minimum entitlements under the ESA, payment and provision of any additional compensation and benefits that are then required to be paid or provided to the Executive to satisfy the Executive’s minimum entitlements under the ESA. For absolute clarity, in no case will the Executive receive less than the minimum payments and benefits that are then required to be provided to the Executive by the Company upon such termination pursuant to the ESA.

The Executive acknowledges and agrees that the obligation of the Company under this Section to pay any amounts exceeding the Executive’s minimum entitlements under the ESA will be contingent upon the Executive’s execution and delivery to the Company of a full and final release of claims, which will include confidentiality, indemnity and non-disparagement provisions and otherwise be in form and content satisfactory to the Company.

The Executive acknowledges and agrees that the terms of this Section fully satisfy all of the Company’s obligations to the Executive in relation to the termination of the Executive’s employment without Cause or upon the Executive’s resignation for Good Reason prior to the expiration of the Employment Period, and the Executive will have no further entitlements in respect thereof from the Company pursuant to the common law.

(d) Termination for Cause. Notwithstanding anything contained in this Agreement, the Agreement and the Employment of the Executive may be terminated by the Company prior to the expiration of the Employment Period for Cause, by providing the Executive with (if and as applicable) the minimum amount of notice or pay in lieu of notice (or combination thereof), benefits continuation, severance pay, vacation pay and other minimum entitlements that are required to be provided to the Executive upon such termination pursuant to the ESA. The Executive acknowledges and agrees that the terms of this Section fully satisfy all of the Company’s obligations to the Executive in relation to the termination of the Executive’s employment for Cause, and the Executive will not have any further entitlements in respect thereof from the Company pursuant to the common law.

(e) Death or Incapacity. In the event of the Executive’s death or physical or mental incapacity that results in the Executive being unable to substantially perform the duties of the Executive under this Agreement, the Executive’s employment under this Agreement shall immediately and automatically terminate, subject to compliance with applicable human rights legislation. In that event, the Employer shall pay to the Executive, or the Executive’s designated representative, the minimum compensation and benefits required by the ESA (if and as applicable), including without limitation, statutory notice of termination (or pay in lieu of notice), statutory severance pay, and any other amounts which may be due and remaining unpaid as of the termination date. No further amounts or entitlements will be owed to the Executive.

(f) Resignation of Offices. At the end of the Executive’s employment for any reason, the Executive will immediately resign all directorships, offices and other positions held by the Executive in the Employer, or its Affiliates, and the Executive agrees that the Executive will be deemed to have resigned such directorships, offices and other positions on the date that the Executive’s employment ends. The Executive hereby irrevocably designates and appoints the Employer and each of its duly authorized officers and agents, with full power of substitution, as the Executive’s attorneys-in- fact to execute any documents necessary to complete such resignations, with the same force and effect as if executed and delivered by the Executive. The Executive will not be entitled to receive any severance payment or other compensation for the termination of such directorships, offices or other positions.

(g) Effect of Termination of Employment. Upon termination or resignation of the Executive’s employment pursuant to this Section, this Agreement and the employment of the Executive will be wholly terminated with the exception of the clauses specifically contemplated to continue in full force and effect beyond the termination of this Agreement.

(h) Consultation after Termination. The Executive agrees to be available to the Employer for reasonable consultation to answer transition questions during any period that the Executive is receiving pay in lieu of notice pursuant to this Section.

(i) Assistance after Termination. Subsequent to the termination of the Executive’s employment with the Employer, the Employer may seek the assistance, co-operation or testimony of the Executive in connection with any investigation, litigation or proceeding arising out of matters within the knowledge of the Executive and related to the Executive’s position with the Employer. In such an event, the Executive shall provide such assistance, co-operation or testimony as determined by the Employer. If such assistance, co-operation or testimony requires more than a nominal commitment of the Executive’s time, the Employer will compensate the Executive for such time at a per diem of $800 (less applicable withholdings and deductions), as well as all other reasonable costs and expenses associated with the Executive’s assistance pursuant to this Section.

(j) Transfer of Assets. In the event that the Executive’s employment is terminated for any reason, the Company will transfer to the Executive, or to an entity as may be designated by the Executive, all of the assets comprising the Mortgage Business, including but not limited to tangible assets (such as equipment, inventory, and property), intangible assets (such as intellectual property, trademarks, and goodwill), and financial assets (such as cash, accounts receivable, and investments).

7. Restrictive Covenants

(a) Non-Solicitation. During the term of the Executive’s employment by the Employer (or its related or affiliated entities) and for a period of six (6) months following the termination of the Executive’s employment with the Employer (or its related or affiliated entities) for any reason whatsoever, the Executive shall not:

(i)	approach, contact or communicate with any customer, supplier or licensor of the Employer (or its affiliated or related entities) for the purpose of inducing such customer, supplier or licensor to reduce such customer’s, supplier’s or licensor’s level of business with the Employer (or its affiliated or related entities), or to encourage such customer, supplier or licensor to start doing business or to increase such customer’s, supplier’s or licensor’s level of business with any other Person or entity when such a change may negatively affect the opportunity of the Employer (or its related or affiliated entities). Notwithstanding the foregoing, for the portion of the restricted period that follows the cessation of employment, the terms customer, supplier and licensor shall refer only to those Persons or entities with which the Executive had business contact or about which the Executive obtained confidential information during the twelve (12) month period immediately preceding the cessation of employment; and

(ii)	directly or indirectly, induce, assist another to induce, or attempt to induce any employee or agent of the Employer (or its related or affiliated entities) to terminate their contract or working relationship with the Employer (or its related or affiliated entities), or to work for any entity other than the Employer (or its related or affiliated entities). Notwithstanding the foregoing, for the portion of the restricted period that follows the cessation of employment, the terms employee and agent shall refer only to those Persons who the Executive supervised (directly or indirectly), or with whom the Executive had business contact, during the twelve (12) month period immediately preceding the cessation of employment.

(b) Preservation of Goodwill. The Executive agrees that following the termination of the Executive’s employment for any reason whatsoever, the Executive will not make any statement or take any action that damages or harms or might damage or harm the goodwill or reputation of the Employer (or its related or affiliated entities), unless such statement or action is required by law or permitted with the prior written consent of the other party.

8. Confidential Information and Conflicts of Interest

(a) For the purposes of this Section, “Confidential Information” means, in addition to its meaning under applicable law, information which is not generally known in the Employer’s industry and which is proprietary to the Employer including:

(i) trade secret information about the Employer or its Affiliates and their businesses; and

(ii) information relating to the business of the Employer or its Affiliates and to any of its past, current or anticipated business, including, without limitation, information about the Employer’s or its Affiliates’ purchasing, accounting, marketing, selling, or servicing, but shall not include any such information: (a) that is or may become generally available to the public other than as a result of disclosure by the Executive; (b) acquired by the Executive from a source other than the Employer or any Affiliate that was not known to the Executive to be prohibited from making disclosure; or (c) is hereafter independently developed by the Executive without the use of information furnished by the Employer or its Affiliates.

Without limiting the foregoing, all information that the Executive has a reasonable basis to consider Confidential Information, or which is treated by the Employer or its Affiliates as being Confidential Information, will be presumed to be Confidential Information, whether originated by the Executive or its Affiliates or by others, and without regard to the manner in which the Executive obtains access to such information. All Confidential Information will be, and remain at all times, the exclusive property of the Employer or its Affiliates.

(b) Except as required by law, the Executive will not, either during the term of this Agreement or any time following the end of the Executive’s employment, use or disclose any Confidential Information to any Person not employed by the Employer or its Affiliates without the prior written authorization of the Employer and will exercise prudence and reasonable care to safeguard and protect and to prevent the unauthorized disclosure of Confidential Information.

(c) At the end of the Executive’s employment, the Executive will turn over to the Employer all property in the Executive’s possession and custody and belonging to the Employer or its Affiliates.

(d) The Executive will promptly disclose to the Employer all Developments. All patents, copyrights, trademarks, trade secrets and other intellectual property rights in these Developments belong to the Employer. The Executive hereby assigns to the Employer all the intellectual property rights that he may have in the Developments in any country and will execute assignment documents requested by the Employer. The Executive will assist the Employer to obtain legal protection for these intellectual property rights. “Developments’” means any trade secrets, ideas, inventions, designs, computer programs, videos, curriculum, any work subject to copyright, know-how of any kind, and any other work made or conceived by the Executive alone or jointly with others, during his employment with the Employer. The Executive acknowledges that Developments are works-made-for-hire for the Employer within the meaning of copyright and other intellectual property law of Canada and the Employer shall be deemed to be the sole author or owner thereof in all territories and for all purposes. Nothing in this Section restricts the Executive’s use of any information, idea or invention that the Executive can prove was:

(i)	known by the Executive prior to his employment with the Employer;

(ii)	acquired by the Executive from a third party who is not, to the Executive’s knowledge, under an obligation to the Employer to keep such information confidential; or

(iii)	which is or becomes publicly available through no breach by the Executive of this Agreement.

(e) During the term of this Agreement, the Executive will promptly, fully and frankly disclose to the Employer in writing:

(i) the nature and extent of any interest the Executive or his Associates have or may have, directly or indirectly, in any contract or transaction or proposed contract or transaction of or with the Employer or its Affiliates;

(ii) every office the Executive may hold or acquire, and every property the Executive or his Associates may possess or acquire, whereby directly or indirectly a duty or interest might be created in conflict with the interests of the Employer or its Affiliates or the Executive’s duties and obligations under this Agreement; and

(iii) the nature and extent of any conflict referred to in clause (ii) above.

(f) The Executive acknowledges that it is the policy of the Employer that all interests and conflicts of the sort described in Section 8(e) be avoided, and the Executive agrees to comply with all policies and directives of the Board from time to time regulating, restricting or prohibiting circumstances giving rise to interests or conflicts of the sort described in Section 8(e).

9. Remedies

The parties agree that the Executive’s services to be rendered pursuant to the terms of this Agreement are unique and special, that in the event of the Executive’s breach of Section 7 of this Agreement, damages would be an inadequate remedy and difficult to ascertain, and that the Employer would suffer irreparable harm from such breach, and therefore that in the event of such breach by the Executive, the Employer, in addition to any remedies the Employer may have at law or in equity, will have the right to equitable relief, including injunctive relief, against the Executive in the event of breach of the covenants contained in Section 7 of this Agreement.

10. Covenants Reasonable and Necessary

The Executive acknowledges that the Executive has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed upon the Executive pursuant to Section 7 of this Agreement. The Executive agrees that said restraints are necessary for the reasonable and proper protection of the Employer and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further acknowledges that, were the Executive to breach any of the covenants contained in Section 7 of this Agreement, the damage to the Employer would be irreparable. The Executive therefore agrees that the Employer, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond. The Executive further agrees that if the final judgment of a court of competent jurisdiction declares that any term or provision of Sections 6 or 7 hereof is invalid or unenforceable, the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

11. Indemnity by the Employer

To the extent permitted by applicable law, the Employer will indemnify and save harmless the Executive and defend all actions, causes of actions, claims, demands, damages, costs and expenses reasonably incurred by the Executive at law or in equity which the Employer or any third party have on or after the effective date of this Agreement arising out of the employment of the Executive by the Employer or the service of the Executive as an officer, director or trustee of the Employer, its Affiliates or with any third party where such service was undertaken at the request of the Employer, provided that the indemnity provided for herein will not be available where the Executive:

(a) was not acting honestly and in good faith with a view to the best interests of the Employer, such Affiliate or such third party, as the case may be;

(b) in the case of a criminal or administrative action or proceedings that is enforced by a monetary penalty, did not have reasonable grounds for believing that his conduct was lawful; or

(c) was acting in breach of his obligations hereunder or illegally. Costs, charges, expenses and fees incurred by the Executive in investigating, defending and appealing any claim or other matter for which the Executive may be entitled to an indemnity hereunder, will, at the request of the Executive, be paid or reimbursed by the Employer in advance or forthwith upon such amount being due and payable, it being understood and agreed that, in the event it is ultimately determined by a court of competent jurisdiction that the Executive was not entitled to be so indemnified, or was not entitled to be fully so indemnified, that the Executive will indemnify and hold harmless the Employer of such amount or the appropriate portion thereof, so paid or reimbursed.

12. Survival

Certain provisions of this Agreement will survive the termination of this Agreement and the termination of the Executive’s employment in accordance with and to the extent necessary to effectuate the terms contained herein.

13. Waiver

No waiver of any term, condition or covenant of this Agreement will be deemed to be a waiver of subsequent or other breaches of the same or other terms, covenants or conditions hereof.

14. Amendment

This Agreement may not be amended, altered or modified except by written agreement of the parties.

15. Assignability

This Agreement is personal to the Executive and shall not be assigned by him. The Executive shall not hypothecate, delegate, encumber, alienate, transfer, or otherwise dispose of his benefits and rights hereunder. The Employer may assign this Agreement without the Executive’s consent to any other entity and upon such assignment the provisions of this agreement applicable to the Employer shall be construed as being applicable to the entity to which this Agreement has been assigned. This Agreement shall be assigned by the Employer to any successor company of the Employer and shall be binding upon such successor company.

16. Severability

If any part or portion of this Agreement shall be unenforceable, illegal, or contrary to the public policy of the jurisdiction in which it is sought to be enforced, such provision shall be deemed to be deleted from this Agreement and the remaining provisions of this Agreement shall be and remain valid and binding upon and enforceable by the parties hereto. In addition, the duration and coverage of each separate covenant may be limited by a court in which enforcement of such covenant is sought to the extent necessary to permit the enforcement of such separate covenant.

17. Time of Essence

Time is of the essence of this Agreement in all respects.

18. Executive Acknowledgement

The Executive acknowledges that:

(a) the Executive has had sufficient time to review this Agreement thoroughly;

(b) the Executive has read and understands the terms of this Agreement and the obligations hereunder; and

(c) the Executive has been given an opportunity to obtain independent legal advice concerning the interpretation and effect of this Agreement.

19. Entire Agreement

This Agreement contains the entire agreement of the parties and there is no provision, condition or understanding relative to the employment of the Executive outside this Agreement.

20. Notices

Any notice in writing required or permitted to be given to the Executive hereunder shall be sufficiently given if delivered to him personally or left in a sealed envelope at: 111 Gordon Baker Road, Suite 200, North York, ON M2H 3R1. Any notice in writing required or permitted to be given to the Employer hereunder shall be delivered in a sealed envelope addressed to the Employer at 111 Gordon Baker Road, Suite 200, North York, ON M2H 3R1, marked for the attention of Shubha Dasgupta.

Any such address for the giving of notice hereunder may be changed by notice in writing given hereunder. Any notice required to be given hereunder will be in writing and sent by courier or other form of registered mail to the party’s address set forth above, or to such other address as such party may subsequently specify in writing to the other and will be deemed to have been given and received on the date of delivery.

21. Governing Law

This Agreement is governed by the laws of the Province of Ontario.

22. Payments and Currency

All payments required to be made by the Employer pursuant to this Agreement shall be paid in Canadian dollars and subject to applicable withholdings and deductions. Any reference in this Agreement to “dollar” or “$” shall mean Canadian dollars.

23. Counterparts

This Agreement may be executed in any number of counterparts, with the same effect as if all parties had signed the same document. All counterparts will constitute one and the same agreement. This Agreement may be executed and transmitted by fax or digitally and if so executed and transmitted this Agreement will be for all purposes as effective as if the parties had delivered and executed the original agreement.

IN WITNESS WHEREOF the Employer has caused this Agreement to be executed by its duly authorized officers and the Executive has set his/her hand as of the date first above written.

PINEAPPLE FINANCIAL INC.

By:	/s/ Shubha Dasgupta
Name:	Shubha Dasgupta
Title:	Chief Executive Officer

EXECUTIVE

By:	/s/ Kendall Marin
Name:	Kendall Marin
Title:	President, Chief Operating Officer, and Director